Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), effective as of the 17th day of September, 2008 (the “Effective Date”), is made and entered into by Capital Bank (hereinafter the “Bank”), and B. Grant Yarber (hereinafter “Employee”).

The Bank and Employee entered into an employment agreement dated April 21, 2004 and entered into an amendment of that employment agreement dated January 25, 2007 (collectively referred to herein as the “Prior Agreement”).  The Bank and Employee hereby amend and restate the Prior Agreement in its entirety in part to evidence compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”).

The Bank desires to continue to employ Employee and Employee desires to accept such employment on the terms set forth below.

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Bank and Employee agree as follows:

1.           Employment.  The Bank employs Employee and Employee accepts employment on the terms and conditions set forth in this Agreement.

2.           Nature of Employment.  Employee shall serve as President and Chief Executive Officer of Capital Bank Corporation (“CBC”) and Capital Bank and shall have such responsibilities and authority consistent with each such position as may be reasonably assigned to him by the Bank or CBC.  Employee shall devote his full time and attention and best efforts to perform successfully his duties and advance the Bank's and CBC’s interests.  Employee shall abide by the Bank's and CBC’s policies, procedures, and practices as they may exist from time to time.

During this employment, Employee shall have no other employment of any nature whatsoever without the prior consent of the Bank; provided, however, this Agreement shall not prohibit Employee from personally owning and dealing in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit or those of his immediate family.

3.           Compensation and Benefits.

(a)           Base Salary.  Employee's annual base salary for all services rendered shall be Three Hundred and Fifty Thousand Dollars ($350,000) (less any applicable taxes and withholdings), payable in accordance with the Bank's policies, procedures, and practices as they may exist from time to time.  Employee's salary periodically may be reviewed and adjusted at the

Bank's discretion in accordance with the Bank's policies, procedures and practices as they may exist from time to time.

(b)           Incentive Plan.  Employee shall be eligible to participate in the Bank’s Annual Incentive Plan in accordance with the applicable terms, conditions, and eligibility requirements of that Plan, some of which are in the plan administrator's discretion, as they may exist from time to time.

(c)           Benefits.  Employee may participate in any medical insurance or other employee benefit plans and programs which may be made available from time to time to other Bank or CBC employees at Employee's level; provided, however, that Employee's participation in such benefit plans and programs is subject to the applicable terms, conditions, and eligibility requirements of those plans and programs, some of which are within the plan administrator's discretion, as they may exist from time to time.

(d)           Automobile.  Employee shall be entitled to use an automobile provided by the Bank in accordance with the Bank's policies and practices as they may exist from time to time.

(e)           Expenses.  Employee shall be reimbursed by the Bank for any reasonable and necessary business expenses incurred by Employee on behalf of the Bank or in connection with Employee's performance of his duties hereunder.  Such reimbursement shall be in accordance with the Bank's practices or policies as they may exist from time to time.

(f)           Vacation.  Employee shall be entitled to vacation in accordance with the Bank's policies.  Such vacation shall be taken in accordance with the Bank's policies and practices as they may exist from time to time.

4.           Termination of Employment and Post-Termination Compensation.

(a)           With Notice.  Either the Bank or Employee may terminate the employment relationship at any time for any reason or no reason by giving thirty (30) days' written notice to the other party.

(b)           Cause, Disability, or Death.  The Bank may terminate Employee's employment immediately for “Disability,” “Cause,” or in the event of Employee's death.  For purposes of this Agreement, “Disability” shall mean Employee's mental or physical inability to perform the essential functions of his duties satisfactorily for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days within a 365-day period as determined by the Bank in its reasonable discretion and in accordance with applicable law.  For purposes of this Agreement, “Cause” shall mean: (i) any act of Employee involving dishonesty; (ii) any material violation by Employee of any Bank rule, regulation, or policy; (iii) gross negligence committed by Employee; (iv) material failure of Employee to perform his duties hereunder; or (v) Employee's breach of any of the express obligations of this Agreement.

(c)           Post-Termination Compensation.

(i)           In the event of termination for Cause, the Bank's obligation to compensate Employee ceases on the date of termination except as to the amounts of salary due at that time.

(ii)           In the event of a termination for death or Disability, the Bank shall arrange through insurance or otherwise for payment to Employee or Employee's estate an amount equal to his then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year prorated by the number of full months in the current bonus year through date of death or Disability, such payment to be less any applicable taxes and withholdings and to be paid in a single, lump-sum payment within thirty (30) days after the date of termination of employment.

(iii)           If there has been no Change in Control and the Bank terminates Employee's employment without Cause or Employee terminates his employment for Good Reason (as defined below), then Employee upon his execution of an enforceable general release in a form prepared by the Bank shall be entitled to (A) receive an amount equal to his then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year (less any applicable taxes and withholdings) payable in substantially equal amounts over a twelve (12) month period in accordance with the payroll schedule applicable to Employee immediately prior to the termination of employment (for purposes of Section 409A, as applicable, each installment payment shall be considered a separate payment), provided, however, that in the event that Employee has not accepted subsequent employment at any time during the 12-month period following his termination with a total annual compensation package that, in the aggregate is substantially equal to or greater than his annual salary plus bonus at the time of his termination with the Bank, Employee shall continue to receive the installment payments in the same amount until the earlier of the period ending twenty-four (24) months following his termination (i.e., up to an additional 12 months of payments) or the date he accepts such subsequent employment; and (B) for the period of time Employee receives payments pursuant to Section 4(c)(iii)(A), receive reimbursement for COBRA (or other comparable health insurance) premiums (less the amount Employee would have paid in premiums had he remained an active employee) that he actually pays to continue his coverage under the Bank's group health plan or to secure other comparable health insurance (all such amounts to be reimbursed within twelve (12) months of the date the expense is incurred and in accordance with other requirements of Treas. Regs. §1.409A-3(i)(1)(iv)).  Employee must immediately notify the Bank upon acceptance of any subsequent employment and, in any month for which he seeks installment payments beyond the twelve (12) month period following his termination, provide the Bank with verification satisfactory to the Bank of his employment status and total compensation package.  If Employee fails to do so, then the Bank will be relieved of its obligations to continue payments under this paragraph.  Provided, however, no installment payments, reimbursements, or other cash payment shall be provided until the required general release becomes effective.  Any payments, reimbursements, or other cash payments delayed pursuant to this Section shall be paid in a lump sum on the first payroll date following the effective date of the release.

(d)           For purposes of Section 4(c) , Good Reason shall mean the occurrence of any of the following events or conditions without Employee's prior written consent and prior to a Change in Control:

(A)           a change in Employee's status, title, position, or responsibilities (including reporting responsibilities) which represents a material adverse change from his status, title, position, or responsibilities in effect immediately prior thereto; the assignment to Employee of any duties or responsibilities which are materially inconsistent with his status, title, position or responsibilities; or any removal of Employee from or failure to reappoint or re-elect him to any of such positions, status, or title (including positions, titles, and responsibilities with any affiliate), except in connection with the termination of his employment for Disability, Cause, or death, or by Employee other than for Good Reason;

(B)           the Bank's requiring Employee to be based at any place outside a thirty (30) mile radius from its headquarters at 333 Fayetteville Street, Raleigh, North Carolina, except for reasonably required travel on the Bank's business;

(C)           any material breach by the Bank of any express provision of this Agreement.

5.           Change in Control.

(a)           Definition.  For purposes of this Agreement, “Change in Control” shall mean any of the following:

(i)           Any “person” (as such term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) acquiring “beneficial ownership”) (as such term is used in Rule 13d-3 under the Act), directly or indirectly, of securities of CBC, the parent holding company of the Bank, representing fifty percent (50%) or more of the combined voting power of CBC's then outstanding voting securities (the “Voting Power”), but excluding for this purpose an acquisition by CBC or an “affiliate” (as defined in Rule 12b-2 under the Act) or by an employee benefit plan of CBC or of an affiliate.

(ii)           The individuals who constitute the Board of Directors of CBC (“Board”) on the effective date hereof or their successors duly appointed in the ordinary course (collectively, the “Incumbent Directors”) cease to constitute at least a majority of the Board in any twelve (12) month period.  Any director whose nomination is approved by a majority of the Incumbent Directors shall be considered an Incumbent Director; provided, however, that no Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of CBC shall be considered an Incumbent Director.

(iii)           The shareholders of CBC approve a reorganization, share exchange, merger or consolidation related to CBC or the Bank following which the owners of the Voting Power of CBC immediately prior to the closing of such transaction do not beneficially own, directly or indirectly, more than fifty percent (50%) of the Voting Power of the Bank.

(iv)           The shareholders of the Bank approve a complete liquidation or dissolution of the Bank, or a sale or other disposition of all or substantially all of the capital stock or assets of the Bank, but excluding for this purpose any sale or disposition of all or substantially all of the capital stock or assets of the Bank to an “affiliate” (as defined in Rule 12b-2 under the Act) of CBC.

Change in Control shall not include a transaction, or series of transactions, whereby CBC or the Bank becomes a subsidiary of a holding company if the shareholders of the holding company are substantially the same as the shareholders of CBC prior to such transaction or series of series of transactions.

(b)           Change in Control Termination.  After the occurrence of a Change in Control, Employee shall be entitled to receive payments and benefits pursuant to this Agreement in the following circumstances:

(i)           if within the period beginning ninety (90) days prior to and ending three (3) years after the occurrence of a Change in Control, the Bank terminates Employee's employment for any reason other than Cause, Disability, or death; or

(ii)           if within three (3) years after the occurrence of a Change in Control, Employee terminates his employment with the Bank for “Good Reason.” For purposes of this Section 5(b), “Good Reason” shall mean the occurrence after a Change in Control of any of the following events or conditions:

(A)           a change in Employee's status, title, position, or responsibilities (including reporting responsibilities) which represents a material adverse change from his status, title, position, or responsibilities in effect immediately prior thereto; the assignment to Employee of any duties or responsibilities which are materially inconsistent with his status, title, position or responsibilities; or any removal of Employee from or failure to reappoint or re-elect him to any of such positions, status, or title, except in connection with the termination of his employment for Disability, Cause, or death, or by Employee other than for Good Reason.  For purposes of this section, a change in Employee's status, title, position, etc., shall also include his position and responsibilities with respect to CBC;

(B)           a reduction in Employee's base salary;

(C)           the Bank's requiring Employee to be based at any place outside a thirty (30) mile radius from 333 Fayetteville Street, Raleigh, North Carolina, except for reasonably required travel on the Bank's business which is not substantially greater than such travel requirements prior to the Change in Control;

(D)           the failure by the Bank to continue in effect any compensation, welfare, or benefit plan or other perquisite in which Employee is participating at the time of a Change in Control without substituting plans providing Employee with substantially similar or greater benefits taken in the aggregate, or the taking of any action by the Bank which would adversely affect Employee's participation in or materially reduce Employee's benefits under, any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control;

(E)           any material breach by the Bank of any express provision of this Agreement; or

(F)           the failure of CBC to obtain an agreement, satisfactory to Employee, from any successor or assign of CBC to assume and agree to perform this Agreement.

(c)           Change in Control Benefits.  In the event that Employee's employment with the Bank terminates under any of the circumstances described above in this Section 5 at any time, Employee shall be entitled to receive all accrued compensation and any pro rata bonuses to which he may be entitled and which Employee may have earned up to the date of termination and, upon Employee's execution of an enforceable general release in a form prepared by the Bank, severance payments and benefits according to the following schedule and terms:

(i)           a severance payment equal to: 2.99 times the amount of Employee's then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year (less any applicable taxes and withholdings), in the event the termination occurs no later than twelve (12) months after the occurrence of a Change in Control; 2.0 times the amount of Employee's then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year (less any applicable taxes and withholdings), in the event the termination occurs more than twelve (12) months but within (up to and including) twenty-four (24) months after the occurrence of a Change in Control; or 1.0 times the amount of Employee's then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year (less any applicable taxes and withholdings), in the event the termination occurs more than twenty-four (24) months but within (up to and including) thirty-six (36) months after the occurrence of a Change in Control.  The severance payment shall be paid in substantially equal monthly installments without interest, over a period of thirty–six (36), twenty-four (24), or twelve (12) months, respectively, in accordance with the payroll schedule applicable to Employee immediately prior to the termination of employment and beginning with the first month after the date of termination of employment (for purposes of Section 409A of the Code, as applicable, each installment payment shall be considered a separate payment); and

(ii)           a cash payment in an amount equal to the premiums that Employee would pay in order to secure COBRA continuation coverage for health insurance under the Bank’s medical plan and for the premiums Employee would pay for life insurance, accidental death and dismemberment and disability insurance to continue such insurance during the applicable severance periods following termination of employment (irrespective of whether COBRA otherwise would terminate prior to expiration of any such severance period) (“Premium Payment”); and the additional federal, state, and local income and other taxes that will result from the Premium Payment (the “Premium Tax Gross-up”).  This Premium Payment and the Premium Tax Gross-up shall be paid in a single lump-sum cash payment, less any applicable taxes and withholdings, within thirty (30) days after the date of termination of employment; and

(iii)           a lump sum payment (or otherwise as specified by Employee to the extent permitted by the applicable plan) of any and all amounts contributed to a Bank pension or retirement plan which Employee is entitled to under the terms of any such plan.  In the event Employee fails to execute or revokes following the execution of the general release described above, he shall receive any such payments in accordance with the payment provisions of the applicable plan(s).

Provided, however, no installment payments or other cash payment shall be provided until the required general release becomes effective.  Any payments delayed pursuant to this Section shall be paid in a lump sum on the first payroll date following the effective date of the release.

(d)           Limitation on Payments.  Notwithstanding anything set forth in this Agreement to the contrary, in the event any payment or benefit to Employee or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Capital Bank Defined Benefit Supplemental Executive Retirement Plan (the “SERP”), or otherwise (a “Payment”) would individually or together with any other such payment or benefit (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code and any related interest or penalties (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payment shall be reduced (the “Reduced Amount”) if and to the extent that a reduction in the Payment would result in Employee’s retaining, on an after-tax basis (after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax computed at the highest applicable marginal rate), a larger portion of such Payment than if the Payment were not so reduced.  If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of stock options or equity awards and/or cancellation or other adjustment of accelerated vesting or service credit for SERP benefits) constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration shall occur in the order that generally provides the maximum economic benefit to Employee to the extent practicable for the Bank.  The foregoing calculations shall be made at the Bank’s expense by an accounting firm selected by the Bank and reasonably acceptable to Employee which is designated as one of the seven (7) largest accounting firms in the United States (the “Accounting Firm”); provided, however, that the Accounting Firm not also be serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control that gives rise to the potential application of the Excise Tax.  The Accounting Firm engaged to make the calculations under this Section 5(d) shall provide its determination (the “Determination”), together with detailed supporting documentation, to the Bank and Employee as soon as practicable after the date on which Employee’s right to a Payment is triggered or such other time as is reasonably requested by the Bank or Employee.  If the Accounting Firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Bank an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment.  Within ten (10) days of the delivery of the Determination to the Bank, Employee shall have the right to dispute the Determination (the “Dispute”).  Upon the final resolution of a Dispute, the Bank shall pay to Employee any additional amount required by such resolution in order to provide Employee the maximum benefit possible pursuant to this Section 5(d).  If there is no Dispute, the Determination shall be binding, final, and conclusive upon the Bank and Employee.  Employee shall remain solely liable for all income taxes, Excise Taxes, or other amounts assessed on any Payments under this Section 5(d) and nothing in this Agreement or otherwise shall be interpreted as obligating CBC, the Bank, or any successors thereto, to pay (or reimburse Employee for) any income taxes, Excise Taxes, or other taxes or amounts assessed against or incurred by Employee in connection with his receipt of such Payments.

(e)           Payment of Legal Fees.  The Bank is aware that after a “Change in Control” as such term is defined in Section 5(a) of this Agreement, management could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Employee the benefits intended under this Agreement.  In such circumstances, the purpose of this Agreement could be frustrated.  It is the Bank’s intention that Employee not be required to incur the expenses associated with the enforcement or defense of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to Employee hereunder.  It is the Bank’s intention that Employee not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses.  Accordingly, if after a Change in Control occurs it appears to Employee that (A) the Bank has failed to comply with any of its obligations under this Agreement or a dispute arises between Employee and the Bank as to the terms of this Agreement, or (B) the Bank or any other person has taken or threatened to take any action to declare this Agreement void or unenforceable, or instituted any litigation or other action designed to deny, diminish, or to recover from Employee the benefits intended to be provided to

Employee hereunder, the Bank authorizes Employee to retain counsel of his choice, at the Bank’s expense pursuant to the limitations set forth in this Section 5(e), to represent Employee in connection with the enforcement or defense of his rights under this Agreement, including without limitation the initiation or defense of any claim, demand, litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction.  Notwithstanding any previous attorney-client relationship between the Bank and any counsel chosen by Employee under this Section 5(e), the Bank irrevocably consents to Employee entering into an attorney-client relationship with that counsel, and the Bank and Employee agree that a confidential relationship shall exist between Employee and that counsel.  The Bank agrees to promptly pay or reimburse Employee for, as the case may be, all attorneys’ fees and related costs and expenses incurred by Employee in connection with the enforcement or defense of his rights under this Agreement as described above, up to a maximum aggregate amount of $125,000, whether suit be brought or not and whether or not incurred in trial, bankruptcy, or appellate proceedings; provided, however, that Employee obtains either a written settlement or a final judgment of a court of competent jurisdiction substantially in his favor or the matter is otherwise resolved substantially in his favor.  The fees and expenses of counsel selected from time to time by Employee as provided in this Section 5(e) shall be paid directly to counsel or reimbursed to Employee by the Bank within thirty (30) days following presentation by Employee of a statement or statements prepared by such counsel in accordance with such counsel’s customary billing practices.  Such reimbursements will be made in accordance with Treas. Regs. §1.409A-3(i)(1)(iv).  The Bank’s obligation to pay Employee’s legal fees provided by this Section 5(e) operates separately from, and in addition to, any legal fee reimbursement obligation Bank may have with Employee under any separate severance or other agreement.  Anything in this Section 5(e) to the contrary notwithstanding, however, the Bank shall not be required to pay or reimburse Employee’s legal expenses if doing so would violate Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C.  § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation (12 C.F.R.  § 359.0 et.  seq.).

6.           Proprietary Information And Property.  Employee shall not, at any time during or following employment with the Bank, disclose or use, except in the course of his employment with the Bank or as may be required by law, any confidential or proprietary information of the Bank or CBC received by Employee while employed hereunder, whether such information is in Employee's memory or embodied in writing or other physical form.

Confidential or proprietary information is information which is not generally available to the general public, or Bank's competitors, or ascertainable through common sense or general business knowledge; including, but not limited to data, compilations, methods, financial data, financial plans, business plans, product plans, lists of actual or potential customers, and marketing information regarding executives and employees.

All records, files or other objects maintained by or under the control, custody or possession of the Bank or CBC or their agents in their capacity as agents shall be and remain the Bank's or CBC’s property.  Upon termination of his employment or upon the Bank’s or CBC’s earlier request, Employee shall return to the Bank all property (including, but not limited to, credit cards, keys, company car, cell phones, computer hardware and software, records, files, manuals and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof) which he received in connection with his employment.  At the Bank's request, Employee shall bring current all such records, files or documents before returning them.

Upon notice of cessation of his employment with the Bank, Employee shall fully cooperate with the Bank in winding up his pending work and transferring his work to those individuals designated by the Bank.

7.           Survival.  The terms and conditions of Section 6 shall survive termination of this Agreement and/or Employee's employment and shall not be affected by any change or modification of this Agreement unless specific reference is made to such sections.

8.           Remedies.  Employee agrees that his breach or threatened violation of Section 6, will result in immediate and irreparable harm to the Bank for which legal remedies would be inadequate.  Therefore, in addition to any legal or other relief to which the Bank may be entitled, (A) the Bank may seek legal and equitable relief, including but not limited to, preliminary and permanent injunctive relief, (B) the Bank will be released of its obligations under this Agreement to make any payments to Employee, including but not limited to, those payable pursuant to Sections 4 and/or 5, and (C) Employee will indemnify the Bank for all expenses, including attorneys' fees, in seeking to enforce that Section.

9.           Delayed Distribution to Key Employees; Compliance with Section 409A.  If the Bank determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Bank’s sole discretion, that Employee is a Key Employee of the Bank on the date his employment with the Bank terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement shall be delayed for a period of six (6) months following Employee’s termination date (the “409A Delay Period”).  In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period.  For purposes of this Section 9, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.  If Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

The parties intend that the provisions of this Agreement comply with Section 409A and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If any provision of this Employment Agreement would subject the Employee to additional tax or interest under Section 409A, the Bank shall, after consulting with the Employee, reform the provision to comply with Section 409A. In reforming any such provision, the Bank shall maintain, to the maximum extent practicable, the original intent and economic benefit of the applicable provision without subjecting Employee to additional tax or interest; provided, however, the Bank shall not be obligated to incur any additional costs or expenses as a result of reforming any provision. Notwithstanding the foregoing, the Bank shall have no liability with regard to any failure to comply with Section 409A so long as it acted in good faith with regard to compliance therewith.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

10.           Waiver of Breach.  The Bank's or Employee's waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

11.           Entire Agreement.  Except as provided in this Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter.  Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid.  No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

12.           Severability.  If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.  Additionally, if any of the provisions, clauses or phrases set forth in Section 6 of this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that such provision, clause or phrase be “blue-penciled” or rewritten by the court to the extent necessary to render it enforceable.

13.           Parties Bound.  The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Bank's successors and assigns.  Employee may not assign this Agreement without the Bank's prior written consent.

14.           Governing Law.  This Agreement and the employment relationship created by it shall be governed by North Carolina law.  The parties hereby consent to exclusive jurisdiction in

North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the court of Wake County or the federal court of the United States for the Eastern District of North Carolina.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

EMPLOYEE

By: /s/ B. Grant Yarber	September 17, 2008
B. Grant Yarber	Date

CAPITAL BANK

By: /s/ O. A. Keller, III	September 22, 2008
O. A. Keller, III	Date
Chairman

CAPITAL BANK CORPORATION

By: /s/ O. A. Keller, III	September 22, 2008
O. A. Keller, III	Date
Chairman